Exhibit (a)(1)(D)

ELECTION FORM

JABIL CIRCUIT, INC.

OFFER TO AMEND OR REPLACE

CERTAIN OUTSTANDING OPTIONS AND STOCK APPRECIATION RIGHTS

THIS FORM MUST BE COMPLETED AND RECEIVED BY JABIL CIRCUIT, INC. NO LATER THAN 5:30 P.M., EASTERN DAYLIGHT TIME, ON JUNE 10, 2008, UNLESS THE OFFER IS EXTENDED.

Before completing and signing this Election Form, please make sure you read and understand the documents that make up the offer, including:

•	the email from options_exchange_offer@jabil.com dated May 12, 2008;

•	this Election Form;

•	the Addendum containing information regarding your eligible awards;

•	the Frequently Asked Questions; and

•	the Offer to Amend or Replace Certain Outstanding Options and Stock Appreciation Rights, which we refer to as the Offer to Amend or Replace.

In addition, we recommend you view the symposium session, “Section 409A and Tender Offer Solution Overview.” You will receive a separate symposium notification via email containing playback instructions.

The offer is subject to the terms of these documents as they may be amended. All of these documents, except for the personalized Addendum, are available in the email you received dated May 12, 2008 from options_exchange_offer@jabil.com. The personalized Addendum may be accessed at \\alfarslgl01\Employee_Options_Exchange_Offer_Addendums$. Addendums are listed by employee identification number and the access password is the last four digits of your Social Security number.

Stock options and stock appreciation rights in this Election Form are referred to as “awards.” Because you are a current Jabil employee who holds eligible awards, you have the opportunity to (i) amend or replace certain unexercised awards, and (ii) receive a possible cash payment for these amended or replaced awards, as described in the Offer to Amend or Replace. This offer expires at 5:30 p.m., Eastern Daylight Time, on the expiration date, June 10, 2008, unless extended.

Only those awards listed in your Addendum are subject to this offer. If you participate in the offer, you will be required to accept the offer for all of your eligible awards included in the offer. You may not elect to accept the offer for only a portion of your eligible awards.

BY ACCEPTING THE OFFER, YOU AGREE TO ALL TERMS OF THE

OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

In order to participate in the offer, we must receive your properly completed and submitted Election Form on or before the expiration date. There are two ways to submit your completed Election Form:

1.	Click the “ACCEPT” button (if you want to participate in the offer) or “REJECT” button (if you do not want to participate in the offer) located in the email from options_exchange_offer@jabil.com dated May 12, 2008; or

2.	Print this entire Election Form, mark the “ACCEPT” box (if you want to participate in the offer) or “REJECT” box (if you do not want to participate in the offer), then sign and date the Election Form. Submit the Election Form via fax to us at (727) 231-3051. If you do not mark your response in the “ACCEPT” or “REJECT” section, your election will default to “REJECT.”

Election Forms cannot be submitted by any other means, including hand delivery, United States mail and Federal Express (or similar delivery service).

TO ENSURE PROPER FORM COMPLETION AND SUBMISSION,

PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

If you choose “ACCEPT” to amend or replace all of your awards, subject to withdrawal rights described in the Offer to Amend or Replace, then, depending on the closing price of our common stock at the expiration of the offer, you will receive the following for your eligible awards:

•	If the closing price per share of our common stock on the last day of the offer is lower than or equal to the original exercise price of the eligible award:

•

Your award will be cancelled and immediately replaced with a new award under Jabil’s 2002 Stock Incentive Plan that is exactly the same as the canceled award, including the same exercise price, no loss of vesting or change to the expiration date of the award term, but with a new grant date.

•	You will not be entitled to a cash payment for any eligible awards tendered.

•

If the closing price per share of our common stock on the last day of the offer is (i) higher than the original exercise price of the eligible award and (ii) lower than the closing price of our common stock on the actual grant date of the eligible award:

•

Your award will be cancelled and immediately replaced with a new award under Jabil’s 2002 Stock Incentive Plan that is exactly the same as the cancelled award, including no loss of vesting or change to the expiration date of the award term, but with a new grant date and a new exercise price equal to the closing price of our common stock on the last day of the offer; and

•

You will receive a cash payment for each eligible award tendered equal to the difference between the amended exercise price and the original exercise price multiplied by the number of shares covered by such award, less applicable tax withholding.

•

If the closing price per share of our common stock on the last day of the offer is (i) higher than the original exercise price of the eligible award and (ii) higher than or equal to the closing price of our common stock on the actual grant date of the eligible award:

•	Your award will be amended to increase the exercise price so that it equals the closing price of our common stock on the actual grant date of the eligible award; and

•

You will receive a cash payment for each eligible award tendered equal to the difference between the amended exercise price and the original exercise price multiplied by the number of shares covered by such award, less applicable tax withholding.

If you choose “REJECT” with respect to the awards, subject to withdrawal rights described in the Offer to Amend or Replace, the awards will not be amended or replaced, their exercise prices will remain unchanged, you will not receive any cash payment with respect to the awards (if applicable), and you may incur Section 409A taxes with respect to the awards, and Jabil will not reimburse you for your Section 409A taxes on the awards.

If you have previously submitted an election to either “ACCEPT” or “REJECT” and the offer period has not expired, you may change your election. To withdraw your election for your eligible awards, you must submit your withdrawal before the expiration date by completing and submitting a new Election Form via one of the following methods:

1.	Select the opposite button from the one you originally selected (either “ACCEPT” or “REJECT”) located in the email from options_exchange_offer@jabil.com dated May 12, 2008; or

2.	Alternatively, print the entire Election Form. Mark the opposite box from the one you originally selected (either “ACCEPT” or “REJECT”) and sign and date the Election Form. Then, submit the Election Form via fax to us at (727) 231-3051.

Withdrawals submitted by any other means, including hand delivery, United States mail and Federal Express (or similar delivery service), are not permitted. The last Election Form properly received by Jabil prior to the expiration of the offer will be your final election.

If you are unable to either print or electronically submit your Election Form, or if you wish to obtain paper versions of the offer documents, please email options_exchange_offer@jabil.com and we will send you paper versions of the documents at no cost to you.

☐  Accept: Yes, I wish to participate in the offer. If I have previously rejected the offer, this will act as a withdrawal of that rejection and I will participate in the offer.

☐  Reject: No, I wish to reject the offer. If I have previously accepted the offer, this will act as a withdrawal of that acceptance and I will not participate in the offer.

Eligible Employee Signature	Employee Number

Eligible Employee Name (Please print)	Email Address	Date

SUBMIT THIS FORM NO LATER THAN 5:30 P.M., EASTERN DAYLIGHT TIME, ON JUNE 10, 2008.

Agreement to Terms of Election

1. Electronic Communications. I acknowledge that the documents related to the offer and communications regarding the offer may have been delivered to me electronically. Such means of electronic delivery may have included, but did not necessarily include, the delivery of a weblink to a Jabil Circuit, Inc. (“Jabil”) intranet site, the delivery of a document via email or such other means of delivery specified by Jabil. By executing this Agreement, I acknowledge that I have read this provision and consent to the electronic delivery of the documents. I acknowledge that I may receive from Jabil a paper copy of any documents delivered electronically at no cost to me by contacting Jabil by email or telephone using the contact information on the instructions to the Election Form. I further acknowledge that I will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, I understand that I must provide Jabil with a paper copy of any documents if my attempted delivery of such documents electronically fails.

2. Election Form. I understand that I must fully complete the Election Form (and properly sign, in the case of a paper Election Form) and either electronically submit it to Jabil by selecting one of the buttons in the email from options_exchange_offer@jabil.com dated May 12, 2008 or return it via fax to us at (727) 231-3051 prior to the expiration of the offer.

I further understand that Jabil intends to send me an email at my email address listed below (or letter if I do not provide an email address) within two U.S. business days after the submission of my Election Form. If I have not received an email or other written confirmation within two U.S. business days, I agree that it is my responsibility to confirm that Jabil has received my completed submission.

3. Change or Withdraw Election. Until the expiration date, I will have the right to change or withdraw my election with respect to my eligible awards. However, after the expiration date, I will have no further right to change or withdraw my election with respect to my eligible awards. If Jabil has not accepted my election by 5:30 p.m., Eastern Daylight Time, on July 7, 2008, I may withdraw my election at any time thereafter.

4. Cessation of Employment. If I cease to remain employed by Jabil or any of its subsidiaries after I elect to participate with respect to my eligible awards, but before Jabil accepts my amendment or replacement election, my eligible awards will not be amended or replaced, and I will not become entitled to any cash payment.

5. Termination or Amendment of the Offer. Under certain circumstances set forth in the offer documents, Jabil may terminate or amend the offer and postpone its acceptance and amendment of the elections. In the event Jabil does not accept my election to participate with respect to eligible awards, those awards will remain outstanding until they expire by their terms and will retain their current exercise price, current exercise terms and current vesting schedule.

6. Documentation Evidencing Amendment or Replacement of the Awards. Promptly after the expiration of the offer and upon Jabil’s acceptance of my election, Jabil will send me documentation evidencing the amendment or replacement of the awards I elected to amend or replace and my right to receive a cash payment (if applicable) for the eligible awards I elected to have amended or replaced. I agree that awards that are amended in the offer will continue to be governed by the terms of the Jabil Circuit, Inc.1992 Stock Option Plan (the “1992 Plan”) or the Jabil Circuit, Inc. 2002 Stock Incentive Plan (the “2002 Plan”), as applicable, and the existing award agreement, as amended by the terms of the offer. I further agree that awards that are replaced in the offer will be granted under and governed by the terms and conditions of the 2002 Plan and the award agreement that evidences the terms of the replacement award. I have had an opportunity to obtain a copy of the prospectus that summarizes the terms of the 1992 Plan or the 2002 Plan, as applicable, and the award agreements, have had an opportunity to request a copy of the 1992 Plan and the 2002 Plan, as applicable, in accordance with the procedure described in the Offer to Amend or Replace, and have had an opportunity to obtain the advice of counsel prior to executing this election. I hereby agree to accept as binding, conclusive and final all decisions or interpretations of the plan administrator upon any questions relating to the 1992 Plan or the 2002 Plan, as applicable, and the award agreements.

7. Important Tax Information. Jabil will not give me tax advice with respect to the offer or specific to my individual circumstances and has advised me to consult with my own tax, financial and legal advisors regarding the federal, state and local tax consequences of participating or not participating in the offer.

I am not required to participate in the offer. However, if I do not elect to participate with respect to my eligible awards or if those awards are not otherwise amended or replaced pursuant to the offer, then I am solely responsible for Section 409A taxes with respect to those eligible awards, and Jabil will not reimburse me for any Section 409A taxes with respect to those eligible awards.

8. No Recommendation. I understand that neither Jabil nor Jabil’s Board of Directors is making any recommendation as to whether I should accept or refrain from accepting the offer, and that I must make my own decision whether to elect to participate in the offer after taking into account my own personal circumstances and preferences. I understand that the amended or replaced awards resulting from the amendment or replacement of my tendered eligible awards may decline in value and may be “out of the money” when I decide to exercise those awards. I further understand that past and current market prices of Jabil’s common stock may provide little or no basis for predicting what the market price of Jabil’s common stock will be when Jabil amends or replaces my tendered awards or at any other time in the future.

9. Acceptance of the Terms of the Offer. My election, through the procedures described in Section 5 of the Offer to Amend or Replace and the instructions to the Election Form, constitutes my acceptance of all of the terms and conditions of the offer. Jabil’s acceptance of my election for amendment or replacement will constitute a binding agreement between Jabil and me upon the terms and subject to the conditions of the offer.

10. Election to Participate. I am the registered holder of the eligible awards tendered hereby, and my name, employee identification number and other information appearing in this Election Form are true and correct. I hereby elect to participate in the offer with respect to my eligible awards as previously identified in accordance with the Offer to Amend or Replace. I agree and understand that by electing to participate in the offer, all of the eligible awards will be amended or replaced by Jabil.

11. No Right, Title or Interest in or to Cancelled Awards. Subject to the terms of the offer and upon Jabil’s acceptance of my tendered eligible awards, I acknowledge and agree that I will have no further right, title or interest in or to the eligible awards that are canceled in the offer and that I will no longer have any right or entitlement to purchase or receive any shares of Jabil common stock or other Jabil capital stock under the awards that are cancelled in the offer.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Election Form. A properly completed and signed Election Form must be received by Jabil by 5:30 p.m., Eastern Daylight Time, on June 10, 2008.

We intend to confirm the receipt of your Election Form by email (or letter if you have not provided us with an email address) within two U.S. business days after you submit your Election Form via the email from options_exchange_offer@jabil.com dated May 12, 2008 or via fax to the us at (727) 231-3051. If you have not received an email or other written confirmation within two U.S. business days, you must confirm that we have received your Election Form. You may email options_exchange_offer@jabil.com. It is your responsibility to ensure that we receive your Election Form by 5:30 p.m., Eastern Daylight Time, on June 10, 2008.

Our receipt of your Election Form is not by itself an acceptance of your election to amend or replace. For purposes of the offer, we will be deemed to have accepted awards that are validly tendered and are not properly withdrawn as of the time when we give written notice to the eligible employees generally of our acceptance of the awards. We may issue this notice of acceptance by email or other methods of communication.

We will not accept any alternative, conditional or contingent elections. Although it is our intent to send you an email (or letter if you have not provided us with an email address) that confirms our receipt of your Election Form, by signing your Election Form (or by submitting your Election Form electronically via the email from options_exchange_offer@jabil.com dated May 12, 2008) you waive any right to receive any notice of the receipt of the election to amend or replace your awards, except as provided for in the Offer to Amend or Replace. Any confirmation of receipt sent to you will merely be a notification that we have received your Election Form and does not mean that your awards have been amended or replaced. Your awards with respect to which elections are accepted will be amended or replaced on the amendment date (but following the expiration of the offer), which is currently expected to be June 10, 2008, at 5:30 p.m., Eastern Daylight Time.

2. Elections. If you participate in the offer, you will be required to accept the offer for all eligible awards subject to the offer. If you have exercised a portion of an eligible award grant, your election will apply to the portion that remains unexercised.

3. Withdrawal. If you have previously elected to accept the offer, you may withdraw the election for all of your eligible awards at any time before the expiration of the offer, which is currently expected to be June 10, 2008, at 5:30 p.m., Eastern Daylight Time. If we extend the offer, you may withdraw your election for your eligible awards at any time until the date and time of the extended expiration of the offer.

In addition, although we intend to accept all valid elections promptly after the expiration of the offer, if we have not accepted your election by July 7, 2008, at 5:30 p.m., Eastern Daylight Time, you may withdraw your election at any time after that date.

To validly change or withdraw your election, you must complete and deliver to us a new Election Form electronically via the email from options_exchange_offer@jabil.com dated May 12, 2008 or via fax to us at (727) 231-3051 prior to the expiration of the offer. You should keep a copy of your revised Election Form with your other records for the offer. If you again change your mind, you may submit another Election Form and you will be bound by the last properly submitted Election Form we receive before the expiration of the offer. We must receive the properly completed and electronically accepted Election Form (or properly signed, in the case of a paper Election Form) before the expiration of the offer. The expiration of the offer will be at 5:30 p.m., Eastern Daylight Time, on June 10, 2008, unless we extend the offer.

4. Signatures on the Election Form; Other Information. If you make your election electronically via the email from options_exchange_offer@jabil.com dated May 12, 2008, your Election Form must be electronically accepted. If you make your election via a paper Election Form, your Election Form must be properly signed. If the Election Form is signed by the eligible employee, the signature must correspond with the name as written on the face of the award agreement or agreements to which the awards are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your award agreement was signed, please submit proof of the legal name change via fax to us at (727) 231-3051. If the Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact or any other person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence satisfactory to Jabil of the authority of such person to act in such capacity must be indicated on the Election Form. In addition to signing the Election Form, you must print your name and employee number and indicate the date and time at which you signed. You must also include your email address to receive an email confirmation.

You should keep a copy of the Election Form, after you have completed and signed it, and retain it for your records.

5. Irregularities. We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any awards. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any elections that have been made that we determine are not in good order or that we determine are unlawful to accept. We will accept all proper elections that are made and that are not validly withdrawn, subject to the terms of the offer. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular awards or for any particular eligible employee, provided that if we grant any such waiver, it will be granted with respect to all eligible employees and properly tendered awards. No tender of awards will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible employee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our sole discretion.

6. Requests for Assistance or Additional Copies. You should direct general questions about the terms of the offer or any requests for additional copies of the Offer to Amend or Replace to options_exchange_offer@jabil.com. We will furnish additional copies of the Offer to Amend or Replace to you promptly and at our expense.

7. Important Tax Information. You should refer to the Offer to Amend or Replace, which contains important U.S. federal income tax information. We strongly recommend that you consult with your tax, financial and legal advisors regarding the federal, state and local tax consequences to you of participating or not participating in the offer.

IMPORTANT: THE COMPLETED AND SIGNED ELECTION FORM MUST BE RECEIVED BY JABIL CIRCUIT, INC. BY 5:30 P.M., EASTERN DAYLIGHT TIME, ON THE EXPIRATION DATE.